CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 21 to the registration statement on Form N-1A (the "Registration Statement") of our report dated September 29, 1995, relating to the financial statements and selected per share data and ratios appearing in the August 31, 1995 Annual Report of The Tax-Exempt Bond Fund of America, Inc., which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Financial Highlights" in the Prospectus and under the headings "Independent Accountants" and "Reports to Shareholders" in the Statement of Additional Information.


PRICE WATERHOUSE LLP

Los Angeles, California
October 27, 1995